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NexCen Brands Appoints
Chief Accounting Officer

NEW YORK – October 8, 2009 – NexCen Brands, Inc. (PINK SHEETS: NEXC.PK) today announced that it has appointed Brian D. Lane as Vice President, Chief Accounting Officer. He will report to Mark Stanko, Chief Financial Officer.

Mr. Lane, 47, will be responsible for overseeing the Company’s SEC reporting and corporate accounting functions as well as managing its accounting policies and procedures.

Kenneth J. Hall, Chief Executive Officer of NexCen Brands, Inc., stated, “We are very pleased to have Brian join NexCen Brands and further expand our accounting team.  His many years of experience in accounting and finance combined with his leadership skills in a number of industries, including franchising, will be a strong asset to the Company. We look forward to Brian's contributions as we continue to enhance our financial reporting processes.”

Mr. Lane has 25 years of experience in finance and accounting. He served for seven years as Chief Financial Officer of Blimpie International, Inc., franchisor of quick service restaurant brands. Most recently, he served as Chief Accounting Officer of Altisource Portfolio Solutions, a newly public company for which Mr. Lane was instrumental in completing its spin-off from Ocwen Financial Corporation. Prior to that, he was Controller, Credit Cards for CompuCredit Corporation, a specialty financial services company, where he oversaw the financial operations of four of its five operating segments and simplified processes within the organization. Earlier in his career, Mr. Lane progressed to Senior Manager during his 11 years at Ernst & Young. Mr. Lane is a Certified Public Accountant and holds a bachelors degree in Accounting from the University of Georgia.

About NexCen Brands, Inc.

NexCen Brands, Inc. is a strategic brand management company with a focus on franchising. It owns a portfolio of franchise brands that includes two retail franchise concepts: TAF™ and Shoebox New York®, as well as five quick service restaurant (QSR) franchise concepts: Great American Cookies®, MaggieMoo's®, Marble Slab Creamery®, Pretzelmaker® and Pretzel Time®. The brands are managed by NexCen Franchise Management, Inc., a subsidiary of NexCen Brands.

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